F5ers:

Today, I am sharing the very difficult news that we are reducing the size of our team by 623 roles comprising 9% of our workforce. This unfortunately means we will be parting ways with talented friends and colleagues who have helped transform F5 for the better. To those of you who will be leaving us: I am deeply sorry for the impact this decision will have on you and your family.

Why we are taking action now
Earlier this year, we took a number of steps to adapt our business to evolving macro-economic conditions. These steps included reducing our operating budgets, slowing the pace of our hiring, consolidating office space, and minimizing travel. These measured actions to reduce our cost base provided us with time to gain greater insight on the economic outlook and customer behaviors.

Now, as we look at the past six months, it’s clear that rising interest rates, geopolitical events, and macroeconomic uncertainty have dramatically affected our customers’ spending patterns. We do not believe this environment will persist, but we also do not know what the ‘new normal’ will look like when it comes. Because of this uncertainty, we must take measures to decrease our costs without jeopardizing our future growth trajectory.

In addition to the reduction in our workforce, we will be taking the following actions:
•Reducing Management by Objective (MBO) plans.
◦Eliminating CEO bonus. I will not take an annual cash bonus for FY23.
◦Reducing EVP bonuses. The executive leadership team will have their annual cash bonuses reduced by 70% for FY23.
◦Reducing employee MBOs. For Q2, Q3 and Q4 of FY23, the budget pool funding the MBO bonus will be 50%. This FAQ provides more information on how this applies to your role and theater.
•Consolidating offices. We will begin office consolidation later this year with more specific information on locations provided in Q3.
•Reformatting internal company events. Large events such as ISMC and Tech Summit will be virtual.
•Implementing further reductions to travel and expense budgets.

These are incredibly tough decisions that weigh heavily on me as they impact all F5ers. Together, we have created a truly special culture at F5 built around our BeF5 behaviors. These principles are guiding us in our approach to today’s actions and the support we are providing to our departing employees.

It is understandable to wonder if these actions could have been avoided. These are extraordinary measures being taken under extraordinary circumstances. I take responsibility for the decisions we have made, and I will give you my unvarnished perspective as we come together in the days ahead.

What happens next
We will communicate with transparency and act with sensitivity and care; both in the coming days with employees who will be leaving, and over the coming weeks, for those who will remain at F5. I believe it’s important for all employees to have an opportunity to hear directly from me about these changes. I will host three employee calls – at 3:00 PM PT and 6:00 PM PT today, and 7:15 AM PT tomorrow. These will be brief out of respect for impacted employees and the process that is ongoing.

I know this news is stressful as you wait to see what may be next for you personally and for your colleagues. Here is what you can expect:
•Over the next 48 hours, we will contact all impacted employees and, in accordance with local laws, begin the consultation process in EMEA, Australia, Japan and New Zealand.
•Impacted employees in the U.S., Canada, Latin America, APCJ, and India will receive an invitation for a meeting where they will learn next steps.
•Once all notifications are complete, no later than the end of the day Pacific Time on Thursday, employees will receive an email to let them know the notification process has concluded.
•EMEA, Australia, Japan, and New Zealand employees will continue the consultation process over the coming weeks, as required by local laws.

Our immediate priority is to provide care and support for our departing colleagues so I ask for your patience as managers and leaders may not have immediate answers to all your questions. We will hold two town halls on Monday, April 24, where I and the Executive Leadership Team (ELT) will answer as many questions as possible. Each member of the leadership team will provide additional guidance to their organizations in the coming weeks as well.

How we will care for departing employees
We will live our values by supporting impacted employees in a respectful, dignified, and transparent manner. We will provide employees leaving F5 with assistance that goes beyond typical country market practices and in accordance with local employment laws. The package for impacted employees will include the following:
•Generous severance compensation
•Eligible employees will receive their Q2 FY23 MBO payout and May 1 stock vest
•Outplacement assistance
•Retention of F5 laptops where possible
•Immigration support

More detail on these benefits and additional support will be provided to employees from HR immediately following notification meetings.

Where we go from here
The future is application-driven – applications that are built on complex architectures and distributed across datacenters, clouds and edge locations. Through the extraordinary work of this team, we have transformed F5 into a multi-cloud application security and delivery leader poised to own this opportunity.

Our strategy is unchanged. It is clear as I talk to customers, they want to work with F5 to address the complexity they face in deploying, managing, and securing their applications in this new world. I am confident our growth will accelerate as our customers resume their digital transformation efforts. We have deep relationships with nearly 18,000 organizations and are the only industry player with best-in-class solutions for hardware, software, and SaaS. Our opportunity now is to evolve as an organization and sharpen our focus on the areas most critical to our future.

For F5ers who will be leaving us, I want to express my heartfelt appreciation for all you have done for our customers, partners, and F5. Your efforts have made an indelible mark on our business, and for that I am truly grateful.

To F5ers who are remaining with us, the following days and weeks will be difficult as we say goodbye to our friends and colleagues. During this time, I encourage you to lean on me, the leadership team, and each other.

Each of you has my deepest gratitude and respect.

Thank you.
François